Exhibit 10.1
AMENDED TERMINATION ENDORSEMENT NO. 2
to the
QUOTA SHARE REINSURANCE CONTRACT
Dated April 1, 2011
(hereinafter referred to as the “Contract")
between
AMTRUST EUROPE LIMITED
Nottingham, England
and
AMTRUST INTERNATIONAL UNDERWRITERS DAC
Éire
(hereinafter referred to collectively as the "Company")
and
MAIDEN REINSURANCE LTD.
Vermont, United States of America
(hereinafter referred to as the "Reinsurer")
WHEREAS, the parties wish to clarify the security arrangements provided for in the post-termination endorsement no. 1 (the “Post Termination Endorsement”) to the Contract and the amended termination endorsement effective 1 January 2019 (the “Amended Termination Endorsement”) relating to the Contract;
IT IS HEREBY ACKNOWLEDGED AND AGREED that, effective as of 12:00:00 a.m. (GMT+1), 1 January 2020:

1.	The parties acknowledge that the Reinsurer has transferred to the Company:

a)	assets with a value totaling €51,106,166, on or around 23 January 2019; and

b)
ownership of certain amounts that would otherwise have been paid to the Reinsurer by way of premium under the Contract (the “Withheld Funds” as defined in the Amended Termination Endorsement) (together, “Collateral Assets”).

2.	Each party agrees that the Collateral Assets shall be under the sole and exclusive control and full ownership of the Company to secure performance of the Reinsurer’s obligations under the Contract.

Specifically, and without limitation, the Company shall have the exclusive right to use the Collateral Assets as it sees fit if the Reinsurer fails to fulfill its obligations under the Contract. The Reinsurer acknowledges that it does not hold any interest in the Collateral Assets and that the Collateral Assets vest in the recipient free and clear of any liens, claims, charges or encumbrances or any other interest of the Reinsurer or of any third person. The Reinsurer acknowledges and agrees that the Collateral Assets may be co-mingled with other assets of the Company.

3.
The Company agrees that, when the Contract has terminated on a run-off basis as agreed in paragraph 1 of the Amended Termination Endorsement or once all of the obligations of the Reinsurer under the terms of the Contract have been satisfied, then it shall transfer full ownership of the Collateral Assets held at that point or assets of the same type, nominal value, description and amount to the Reinsurer (in accordance with paragraph 2 above) unless and to the extent that it is entitled to retain such assets in accordance with the terms of the Contract.

4.
Each party shall, from time to time on request and at its own expense, do and execute or procure to be done and executed all necessary acts, deeds, documents and things in a form satisfactory to the other parties which the other parties may reasonably consider necessary, as regards all relevant jurisdictions, for giving full effect to this Amended Termination Endorsement No. 2 and securing to the parties the full benefit of the rights, powers and remedies conferred upon the parties in or by this Amended Termination Endorsement No. 2.

5.	All other terms and conditions of the Contract, as amended, which pertain to business ceded to the Reinsurer shall remain in effect until the final resolution of all Losses reinsured hereunder.

6.
In the event of any inconsistency between the terms of this Amended Termination Endorsement No. 2 and any other terms of the Contract (including the Insolvency Clause (G86)), then the terms of this Amended Termination Endorsement No. 2 shall prevail).

IN WITNESS WHEREOF, the parties hereto, by their respective duly authorized officer, have executed this Amended Termination Endorsement No. 2 as of the dates set forth below:
AMTRUST EUROPE LIMITED        MAIDEN REINSURANCE LTD.
By:___/s/ Scot Garner            By: /s/ Patrick J. Haveron
Dated:_ April 1, 2020                Dated: April 1, 2020
AMTRUST INTERNATIONAL UNDERWRITERS DAC
By: /s/ Ronan Conboy
Dated:_April 1, 2020__